EXHIBIT 23.2

Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 26, 2003, except for Note 5 as to which the date is September 24, 2003, with respect to the financial statements of BioHorizons Implant Systems, Inc. at June 30, 2003 and 2002, and for each of the three years in the period ended June 30, 2003, included in the Registration Statement on Form S-4 and related Prospectus of Encore Medical Corporation for the registration of 2,593,516 shares of its common stock.

/s/ ERNST & YOUNG LLP

Birmingham, Alabama

July 15, 2004